Exhibit 99.1

Sabre expands its accounts receivable securitization facility to $235 million and increases liquidity

Follows recent transactions to extend debt maturities and strengthen its balance sheet

SOUTHLAKE, Texas – April 2, 2024 – Sabre Corporation (NASDAQ: SABR) (“Sabre” or the “Company”), a leading technology provider to the global travel industry, today announced that its indirect subsidiary, Sabre Securitization LLC, has increased the overall size of its existing accounts receivable securitization facility (the “AR Facility”) from $200 million to $235 million and extended its maturity date to March 2027. The AR Facility now consists of a fully-funded $120 million “first-in, last-out” tranche (the “FILO Facility”), provided by various entities advised by affiliates of Centerbridge Partners, L.P. (“Centerbridge”), and a $115 million revolving tranche provided by the existing lender, PNC Bank N.A. (“PNC”). PNC will continue to act as the administrative agent.

The transactions described above, including the establishment of the FILO Facility, increased the drawn amount under the AR Facility from approximately $120 million immediately prior to the transactions to approximately $232 million immediately after the transactions. The incremental drawn amount was used to fund cash to Sabre’s balance sheet and to pay transaction costs.

The new FILO Facility and amendment and extension to Sabre’s existing AR Facility continue a series of recent transactions focused on strengthening Sabre’s balance sheet, bolstering its liquidity, and enhancing its financial flexibility. As previously announced, in March 2024, the Company completed an exchange of approximately $43.6 million of existing Senior Secured Notes due 2025 for additional 8.625% Senior Secured Notes due 2027 and an exchange of $150 million of existing 4.000% Exchangeable Senior Notes due 2025 for Exchangeable Senior Notes due 2026 (the “Exchangeable Notes Transaction”). As a result of execution of these transactions and closing of the FILO Facility and amended AR facility, Sabre has reduced its 2025 funded debt maturities by over $300 million and increased its liquidity by over $70 million. This reduction in 2025 funded debt maturities follows the cash tender and exchange offers that Sabre completed in 2023. Together with the 2023 transactions, Sabre has refinanced approximately $1,832 million, or almost 90%, of the debt that was previously maturing in 2025.

Mike Randolfi, Chief Financial Officer, commented, “We are pleased to complete this series of financing transactions to strengthen the balance sheet as we continue to focus on execution of our long-term strategic and financial priorities. When combined with our cash balance, we believe these actions solidly position us to deliver on our strategic priorities, which are to generate free cash flow and de-lever the balance sheet, deliver sustainable growth, drive innovation and reduce our cost structure. Following the completion of these recent transactions, we are well positioned to repay our remaining 2025 and 2026 debt maturities with cash from our balance sheet and from expected future free cash flows. We appreciate the support of our existing lending partners PNC and Centerbridge, and we look forward to continuing to drive long-term growth, as well as achieving our objectives.”

Perella Weinberg Partners LP served as financial advisor and Davis Polk & Wardwell LLP served as legal counsel to Sabre on these transactions. Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal counsel to Centerbridge and Mayer Brown LLP acted as legal counsel to PNC on the FILO Facility and amended AR Facility. J. Wood Capital Advisors LLC served as a financial advisor to Sabre on the Exchangeable Notes Transaction.

Forward-Looking Statements

This press release includes forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “expect,” “guidance,” “outlook,” “trend,” “on course,” “on track,” “target,” “potential,” “benefit,” “goal,” “believe,” “plan,” “confident,” “anticipate,” “indicate,” “trend,” “position,” “optimistic,” “will,” “forecast,” “continue,” “strategy,” “estimate,” “project,” “may,” “should,” “would,” “intend,” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. More information about potential risks and uncertainties that could affect our business and results of operations is included in the “Risk Factors” and “Forward-Looking Statements” sections in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 15, 2024, and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

About Sabre

Sabre Corporation is a leading software and technology company that powers the global travel industry, serving a wide range of travel companies including airlines, hoteliers, travel agencies and other suppliers. The company provides retailing, distribution and fulfillment solutions that help its customers operate more efficiently, drive revenue and offer personalized traveler experiences. Through its leading travel marketplace, Sabre connects travel suppliers with buyers from around the globe. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

SABR-F

Contacts:

Media	Investors
Kristin Hays kristin.hays@sabre.com sabrenews@sabre.com	Brian Roberts brian.roberts@sabre.com sabre.investorrelations@sabre.com